Exhibit 10.20A

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (the “Amendment”) is entered into this 3rd day of March, 2009, by and between Brandywine Acquisition Partners LP, a Delaware limited partnership (“Landlord”), and SolarWinds Worldwide, LLC, a Delaware limited liability company, successor in interest to SolarWinds.net, Inc., an Oklahoma corporation (“Tenant”).

WITNESSETH

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement (the “Original Lease”) dated February 6, 2008, whereby Landlord leased to Tenant certain premises consisting of approximately 65,800 square feet of Rentable Area (the “Original Premises”) designated as Suite 100 and comprising a portion of the first (1st) floor consisting of approximately 2,203 square feet of Rentable Area and the entire third (3rd), fourth (4th) and fifth (5th) floors consisting of approximately 21,195 square feet of Rentable Area, 21,195 square feet of Rentable Area and 21,207 square feet of Rentable Area, respectively, of the building known as Building Two (the “Building”) located at 3711 South Mo-Pac Expressway, Austin, Texas 78746;

WHEREAS, Landlord and Tenant entered into that certain First Amendment to Lease dated April 8, 2008 (the “First Amendment”), whereby Landlord agreed to modify certain Letter of Credit Requirements (as defined in the First Amendment) pursuant to the terms and conditions set forth in said First Amendment;

WHEREAS, the Original Lease, as modified by the First Amendment, is hereafter referred to as the “Lease”, which by this reference, the Lease is incorporated herein for all purposes; and

WHEREAS, Landlord and Tenant have agreed to expand the Original Premises and otherwise modify the Lease as hereinafter provided.

NOW, THEREFORE, for and in consideration of the mutual terms and conditions expressed herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Premises.

A. Effective as of July 1, 2009 (the “First Expansion Premises Commencement Date”), Landlord and Tenant agree that the Original Premises shall be expanded by the addition of approximately 20,228 square feet of Rentable Area in the aggregate located on either or both of the first (1st) and second (2nd) floors of the Building (the “First Expansion Premises”). Commencing on the First Expansion Premises Commencement Date, the Original Premises, as expanded by the First Expansion Premises, shall be referred to as the “Premises” for all purposes under the Lease, and all references in the Lease to the “Premises” from and after the First Expansion Premises Commencement Date shall refer to the Original Premises and the First Expansion Premises and shall equal a total of approximately 86,028 square feet of Rentable Area.

B. Effective as of January 1, 2010 (the “Second Expansion Premises Commencement Date”), Landlord and Tenant agree that the Premises shall be expanded by the addition of the remaining approximately 16,559 square feet of Rentable Area located on the first (1st) and second (2nd) floors, as applicable, of the Building (the “Second Expansion Premises”). Commencing on the Second Expansion Premises Commencement Date, the Premises, as expanded by the Second Expansion Premises, shall be referred to as the “Premises” for all purposes under the Lease, and all references in the Lease to the “Premises” from and after the Second Expansion Premises Commencement Date shall refer to the Premises (as described in Section 1A above) and the Second Expansion Premises and shall equal a total of approximately 102,587 square feet of Rentable Area.

C. The First Expansion Premises and the Second Expansion Premises are referred to herein collectively as the “Expansion Premises”. The Expansion Premises shall be leased to Tenant under all of the terms and provisions contained in the Lease, except as otherwise provided in this Amendment.

D. Effective as of the Second Expansion Premises Commencement Date, the total Rentable Area of the Premises and the total Rentable Area of each floor of the Premises shall be deemed to be in the amounts set forth below, notwithstanding anything to the contrary in the Lease or this Amendment:

AREA	SQUARE FEET OF RENTABLE AREA
Premises	102,587
1st floor	18,762
2nd floor	20,228
3rd floor	21,195
4th floor	21,195
5th floor	21,207

E. Landlord shall deliver, and Tenant shall accept, the Expansion Premises in its “AS-IS, WHERE-IS, WITH ALL FAULTS” condition as of the date of delivery of possession to Tenant of any portion of the Expansion Premises in accordance with Article 4 of the Original Lease, subject to the provisions of Section 10 of this Amendment. Other than as expressly provided in this Amendment, Tenant may not enter any portion of the Expansion Premises prior to the applicable commencement date for such portion of the Expansion Premises, and any such early entry shall only be for the purpose(s) set forth in this Amendment and shall be subject to all of the terms of the Lease except the payment of Rent. No early entry in accordance with this Amendment shall change the First Expansion Premises Commencement Date or the Second Expansion Premises Commencement Date, as applicable, or the Expiration Date (as defined in Section 2 below).

2. Term. The Term of the Lease with respect to the Original Premises expires on May 31, 2016 (the “Expiration Date”) as provided in the Original Lease. The term of the Lease with respect to the First Expansion Premises shall commence on the First Expansion Premises Commencement Date and, unless the Lease is sooner terminated as provided therein, shall continue through 11:59 p.m. on the Expiration Date. The term of the Lease with respect to the Second Expansion Premises shall commence on the Second Expansion Premises Commencement Date and, unless the Lease is sooner terminated as provided therein, shall continue through 11:59 p.m. on the Expiration Date. Pursuant to the foregoing, the Term of the Lease with respect to the entire Premises (including the Original Premises and the Expansion Premises) shall be coterminous.

3. Rent.

A. Commencing on the execution of this Amendment by Landlord and Tenant, Fixed Rent for the Original Premises payable, on the first day of each calendar month during the Term, for the Term of the Lease shall continue to be paid at an initial Fixed Rent rate of $20.50 per square foot per annum of Rentable Area contained within the Original Premises as provided in the Original Lease, which annual Fixed Rent rate shall increase by Fifty Cents ($0.50) per square foot per annum of Rentable Area contained within the Original Premises on June 1, 2009.

B. Commencing on the First Expansion Premises Commencement Date, Fixed Rent for the Premises (or such portion of Rentable Area then constituting the Premises as provided in this Amendment) payable, on the first day of each calendar month during the Term, for the Term of the Lease shall be paid in the amounts set forth below:

Dates	Monthly Fixed Rent	Annual Fixed Rent
7/1/09 – 12/31/09	$142,964.00	$1,715,568.00
1/1/10 – 5/31/10	$165,732.00	$1,988,784.00
6/1/10 – 5/31/11	$170,007.00	$2,040,084.00
6/1/11 – 5/31/12	$174,281.00	$2,091,372.00
6/1/12 – 5/31/13	$178,556.00	$2,142,672.00
6/1/13 – 5/31/14	$182,830.00	$2,193,960.00
6/1/14 – 5/31/15	$187,104.00	$2,245,248.00
6/1/15 – 5/31/16	$191,379.00	$2,296,548.00

4. Operating Costs. Commencing on the date of the execution of this Amendment by Landlord and Tenant and continuing through the Expiration Date, Tenant shall pay Tenant’s Allocated Share of Operating Expenses and Taxes for all portions of the Premises subject to the Lease from time to time during the Term (including any portion of the Expansion Premises then constituting a portion of the Premises) in accordance with Article 6 of the Original Lease. Operating Expenses and Taxes are estimated to be $9.95 per square foot of Rentable Area of the Premises for the year ending December 31, 2009. Upon Tenant’s request, but subject to Landlord’s direction and operation, Tenant shall have the ability to control the operating hours for the HVAC system for the Building. Tenant shall pay for the actual cost of all after hours HVAC usage for the Building as provided in Article 7 of the Original Lease. Notwithstanding anything contained in this Section 4, Tenant shall have no right to directly access or operate the HVAC system for the Building.

5. Tenant’s Allocated Share. Effective as of the First Expansion Premises Commencement Date, Tenant’s Allocated Share, as set forth in Section 1(i) of the Original Lease, shall equal 83.86% from the First Expansion Premises Commencement Date through December 31, 2009. Effective as of the Second Expansion Premises Commencement Date, Tenant’s Allocated Share, as set forth in Section 1(i) of the Original Lease (as amended by this Section 5), shall equal 100% from the Second Expansion Premises Commencement Date through the Expiration Date.

6. Signage. Tenant shall have the right to make changes to Tenant’s Façade Signage in accordance with the criteria and requirements set forth on Exhibit “B” attached hereto and made a part of the Lease for all purposes, Tenant’s Monument Signage in accordance with the criteria and requirements set forth on Exhibit “F” attached hereto and made a part of the Lease for all purposes and Tenant’s identification signage on all entrance doors to the Building in accordance with the criteria and requirements set forth on Exhibit “C” attached hereto and made a part of the Lease for all purposes (provided, however, Tenant may install Tenant’s lettering and logo on side entry doors to the Building at Tenant’s discretion and cost as provided in Exhibit “E” attached hereto and made a part of the Lease for all purposes). Tenant’s Façade Signage may be backlit using LED lights. At Tenant’s cost, all lighting for the exterior of the Building and Tenant’s signage as provided in the Lease (as amended by this Amendment) shall remain lit beyond Working Hours, subject, however, to any interruption with respect to any such lighting resulting from any casualty, condemnation, necessary maintenance or repair or event of force majeure. This Section 6 and all signage rights of Tenant remain subject in all respects to the provisions of Section 8(a) of the Original Lease.

7. Parking. Effective as of the First Expansion Premises Commencement Date and the Second Expansion Premises Commencement Date, respectively, Tenant, in accordance with Section 8(g) of the Original Lease, shall be entitled to take, at no charge during the initial Term, four (4) parking spaces per 1,000 square feet of Rentable Area then constituting the Premises, with eighty percent (80%) of such spaces being unassigned parking spaces in the parking areas to be used in common with others entitled to park in the parking areas and twenty percent (20%) of such spaces designated as full size, reserved parking spaces (in a location designated by Landlord) in the parking areas. Commencing on the Second Expansion Premises Commencement Date, Tenant shall have exclusive access to, and the right to utilize, each and every parking space in the Building Two parking garage, including the right to designate assigned and unassigned parking spaces as Tenant chooses. No other Project tenant, or any invitee or visitor of any other Project tenant, shall be permitted to park in the Building Two parking garage. Tenant’s right to use the parking spaces set forth in this Section 7 is subject to all applicable terms and provisions of the Lease governing the use of parking spaces.

8. Lease Provisions.

A. Section 1(j) of the Original Lease is hereby revised to stipulate that the Rentable Area of the Premises is 65,800 square feet (consisting of 2,203 square feet of Rentable Area on the first (1st) floor, 21,195 square feet of Rentable Area on the third (3rd) floor, 21,195 square feet of Rentable Area on the fourth (4th ) floor and 21,207 square feet of Rentable Area on the fifth (5th) floor of the Building) and the Rentable Area of the Building is 102,587 square feet.

B. The first notice address for Landlord set forth in Section 1(m) of the Original Lease is hereby deleted from the Lease in its entirety and replaced with the following:

Brandywine Acquisition Partners LP

1501 South MoPac Expressway, Suite 310

Austin, Texas 78746

Attention: Property Manager

9. Additional Security.

A. As additional security for Tenant’s obligations under the Lease, Tenant shall cause JPMorgan Chase to issue an amendment to the Existing LC Documents (as defined in the First Amendment) (the “2/09 LC Amendment”), which 2/09 LC Amendment shall be in form and substance similar to the LC Amendment (as defined in the First Amendment) attached as Exhibit H to the First Amendment, shall be subject to Landlord’s reasonable approval and shall increase the Letter of Credit amount under the Existing LC Documents by an additional $500,000.00. The effectiveness of this Amendment is conditioned upon Tenant delivering the fully executed 2/09 LC Amendment (meeting the requirements set forth in the preceding sentence) to Landlord within ten (10) business days after the execution of this Amendment by Landlord and Tenant. If Tenant fails to deliver the 2/09 LC Amendment to Landlord within such ten (10) business day period as required by this Section 9, this Amendment shall be null and void and of no further force or effect, and Tenant shall continue to occupy the Original Premises in accordance with the terms of the existing Lease.

B. Section 5(c)(ii) of the Original Lease providing for the reduction of the Letter of Credit is hereby revised so that “$1,058,333” is replaced with “$1,411,111” in subsection (i), “$616,666” is replaced with “$822,221” in subsection (ii) and “$175,000” is replaced with “$233,333” in subsection (iii) thereof.

C. The terms and conditions of the Existing LC Documents shall continue in full force and effect, except to the extent modified by the 2/09 LC Amendment and this Amendment.

10. Leasehold Improvements.

A. Except as otherwise provided herein, the construction, installation and/or modification of Leasehold Improvements (as defined in this Section 10A below) in the Expansion Premises shall be governed by Exhibit “D” to the Original Lease; provided, however, solely with respect to Landlord’s Work for any portion of the Expansion Premises, (i) all references to “Premises” in Exhibit “D” to the Original Lease shall be replaced with “Expansion Premises”; (ii) all references to “Leasehold Improvements” in Exhibit “D” to the Original Lease shall mean the leasehold improvements to be completed in the Expansion Premises; (iii) all references to “Lease” in Exhibit “D” to the Original Lease shall mean the Lease as defined in this Amendment and as modified by the provisions of this Amendment; (iv) Section 2.01 of Exhibit “D” to the Original Lease is replaced with Section 2.01 attached hereto as Exhibit “A”

and made a part hereof for all purposes; (v) because Landlord’s obligation to fund the amount of Tenant’s Allowance set forth in Section 3.01 of Exhibit “D” to the Original Lease has expired, all references to “Tenant’s Allowance” shall mean the Tenant’s Allowance amount set forth in Section 10B below; and (vi) notwithstanding the last sentence of Section 3.01 of Exhibit “D” to the Original Lease, Tenant’s Allowance shall only be available to Tenant during the period commencing with the date of the execution of this Amendment by Landlord and Tenant and terminating on January 31, 2010 (the “Outside Allowance Date”).

B. Landlord hereby grants Tenant an allowance of up to $1,471,480.00 (“Tenant’s Allowance”) (which amount is equal to $40.00 per square foot of Rentable Area of the Expansion Premises) to be used only towards the costs set forth in Section 3.01 of Exhibit “D” to the Original Lease (as modified by this Amendment). Prior to the Outside Allowance Date, any portion of Tenant’s Allowance which has not been funded by Landlord pursuant to Article 2 of Exhibit “D” to the Original Lease (as modified by this Amendment) may be used by Tenant for the purposes set forth in Section 3.01 of Exhibit “D” to the Original Lease (as modified by this Amendment) in other portions of the Premises, the result of which is that the entire Tenant’s Allowance may be expended on any portion of the Premises; provided, however, in no event shall Tenant leave any portion of the Expansion Premises or the Original Premises in shell condition, and Tenant shall build out all portions of the Expansion Premises in a manner consistent with Tenant’s build out of the Original Premises. Notwithstanding anything contained in this Amendment to the contrary, in no event shall Landlord be obligated to fund more than $1,471,480.00 in the aggregate with respect to Tenant’s Allowance. After the Outside Allowance Date, unfunded portions of Tenant’s Allowance shall be unavailable to Tenant and shall remain the property of Landlord. As an additional Alteration separate from Landlord’s Work, Tenant, subject to Landlord’s prior written approval (such approval not to be unreasonably withheld or delayed) and the provisions of Article 10 of the Original Lease, shall have the right to convert the existing ground floor lobby of the Building into Tenant’s reception area, including any changes that Tenant desires to make to the existing finishes contained within the ground floor lobby of the Building, and Tenant’s Allowance shall be available to Tenant to offset the cost of such Alteration (any such work being referred to herein collectively as the “Tenant’s Lobby Work”).

C. Landlord shall not be obligated to make, and Tenant shall not be authorized to make, any additional improvements or alterations to the Expansion Premises or the Original Premises except as contemplated in this Amendment or as provided in, and in accordance with, the Lease.

D. For the purposes of the Lease, as modified by this Amendment, with respect to the Expansion Premises, references to “Landlord’s Work” in the Lease shall mean the Landlord’s Work performed for the Expansion Premises pursuant to the terms of this Section 10 of this Amendment. In addition, notwithstanding anything to the contrary contained in the Lease or this Amendment, in no event shall Tenant be required to perform removal (or pay for the cost of removal) of the Tenant’s Lobby Work set forth on Exhibit “D” attached hereto and made a part of the Lease for all purposes (subject, however, to minor, non-material modifications in color and design by Tenant, so long as any such modification is substantially in accordance with said Exhibit “D”) at the end of the Term pursuant to Article 10 of the Original Lease or otherwise.

11. Assumption. In accordance with Section 12(j) of the Original Lease, SolarWinds Worldwide, LLC, by its signature to this Amendment, hereby acknowledges and agrees that it has assumed and agreed to perform all of the obligations of the “Tenant” under the Lease (as amended by this Amendment) and has a net worth at least equal to that of SolarWinds.net, Inc. immediately prior to the assignment of the Lease from SolarWinds.net, Inc. to SolarWinds Worldwide, LLC.

12. Additional Rights and Requirements. Exhibit “E” attached hereto and made a part of the Lease for all purposes sets forth certain additional rights and requirements of Landlord and Tenant. The parties agree to comply with the provisions set forth in said Exhibit “E”.

13. Brokerage. Upon the execution of this Amendment by Landlord and Tenant, Landlord shall pay Commercial Texas, LLC (“Broker”) a brokerage commission pursuant to a separate written agreement between Landlord and Broker.

14. Governing Law. This Amendment shall be governed in all respects by the laws of the State of Texas.

15. Amendment. The Lease, as hereby amended, is hereby ratified and confirmed and shall continue in full force and effect.

16. Capitalized Terms. All capitalized terms not otherwise defined herein shall have the meanings ascribed to said terms in the Lease.

17. Counterparts. The parties hereto may execute this Amendment in one or more identical counterparts, all of which when taken together will constitute one and the same instrument. Copied or telecopied signatures may be attached hereto and shall have the same binding and legal effect as original signatures.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first set forth above.

LANDLORD:

Brandywine Acquisition Partners LP,

a Delaware limited partnership

By:	BDN Properties I Inc., a Delaware
corporation, general partner

By:	/s/ William D. Redd
Name:	William D. Redd
Title:	Senior Vice President and Managing Director

TENANT:

SolarWinds Worldwide, LLC,

a Delaware limited liability company

By:	/s/ Kevin Thompson
Name:	Kevin Thompson
Title:	President, COO & CFO

EXHIBIT “A”

REVISED SECTION 2.01 TO EXHIBIT “D” TO ORIGINAL LEASE

With respect to any portion of the Expansion Premises for which Tenant requires a separate build-out, Tenant’s Space Planner shall prepare a space plan and specifications (in each instance, a “Space Plan”) for the completion of the Leasehold Improvements in such portion of the Expansion Premises, which Space Plan shall be subject to Landlord’s reasonable approval. Tenant shall cause Tenant’s Space Planner to have a preliminary set of Construction Documents prepared based on each Space Plan, and deliver same to Landlord’s Manager as soon as possible after Landlord’s approval of the applicable Space Plan. Landlord agrees to promptly review or cause Landlord’s Manager to review any such preliminary set of Construction Documents and provide Tenant with its comments identifying the required revisions to same within five (5) business days after Landlord’s Manager’s receipt of such preliminary set of Construction Documents. Tenant shall resubmit the applicable Construction Documents to Landlord’s Manager after making the required revisions thereto within three (3) business days after receipt of comments from Landlord or Landlord’s Manager. Landlord shall cause Landlord’s Manager to prepare a Tenant Expenditure Authorization with respect to Landlord’s Work for such portion of the Expansion Premises and submit same to Tenant within two (2) business days after receipt of the revised Construction Documents. Landlord will require Tenant’s approval of the applicable Tenant Expenditure Authorization prior to commencing Landlord’s Work with respect to such portion of the Expansion Premises, which approval shall be given or denied by Tenant within three (3) business days after Tenant’s receipt of the applicable Tenant Expenditure Authorization. If Tenant fails to expressly disapprove the applicable Tenant Expenditure Authorization within such three (3) business day time period, then Landlord’s Manager shall be authorized to proceed thereon. If Tenant disapproves the applicable Tenant Expenditure Authorization, it shall specify in reasonable detail the reasons for such disapproval; however, such disapproval shall constitute a Tenant Delay. Provided that Tenant has approved (or is deemed to have approved) the applicable Tenant Expenditure Authorization within the above three (3) business day time period, Landlord agrees to commence Landlord’s Work with respect to such portion of the Expansion Premises within five (5) business days after Landlord’s receipt of Tenant’s approval (or deemed approval) of the applicable Tenant Expenditure Authorization. Except as otherwise provided in this Exhibit “D”, all costs for the preparation, approval and implementation of any Space Plan and any set of Construction Documents, including professional fees and the cost of Tenant’s Space Planner, and the cost of Landlord’s Work shall be paid by Landlord, subject, however, to the amount of Tenant’s Allowance and Tenant’s payment of any Excess Costs.

Exhibit “A”

EXHIBIT “B”

FAÇADE SIGNAGE

Attached.

Exhibit “B”

EXHIBIT “C”

IDENTIFICATION SIGNAGE ON ENTRANCE DOORS TO THE BUILDING

Attached.

Exhibit “C”

EXHIBIT “D”

TENANT’S LOBBY WORK

Attached.

Exhibit “D”

EXHIBIT “E”

ADDITIONAL RIGHTS AND REQUIREMENTS

1.	Replace walkway between the Building and the parking garage with flagstone.
2.	Move and exchange the selected artwork from Building One to the Building. Tenant will not be charged for repairs to walls or fees for hanging artwork.
3.	Remove lobby directory and repair removal area.
4.	Lighting in parking garage – will rectify on an as needed basis in key areas indentified in after hours tour of parking garage.
5.	Tenant may use furniture and artwork in current lobby area of the Building and will return all such items to Landlord in good condition (reasonable wear excepted) at the end of the Term.
6.	Remove artwork from restrooms on first (1st) and second (2nd) floors of the Building and repair walls. Artwork will be used in other areas of the Building by Tenant.
7.	Security cameras and/or systems can be installed at Tenant’s sole cost and liability.
8.	Exclusive security at the Building can be provided at Tenant’s request and will be included as an additional Operating Expense.
9.	Side entry doors – Tenant’s lettering and logo may be installed at Tenant’s discretion and cost.

The below items are to be addressed/repaired by Landlord, at Landlord’s expense, upon the execution of this Amendment by Landlord and Tenant in order to bring such items into Building standard condition. Once the below items have been addressed/repaired by Landlord as provided in the preceding sentence, the cost of any subsequent maintenance or repair with respect to any such item shall be treated as an Operating Expense.

1.	Improve landscape in cistern area.
2.	Repair broken cement around parking garage area and Building entry.
3.	Repair and mounting of parking bumpers.

Exhibit “E”

EXHIBIT “F”

MONUMENT SIGNAGE

Attached.

Exhibit “F”